UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	March 31, 2005

BENJAMIN FRANKLIN BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-51194	04-3336598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

58 Main Street, Franklin, Massachusetts	02038-0309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(508) 528-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

     On March 31, 2005, Benjamin Franklin Bancorp issued a press release announcing that it had received subscriptions sufficient to complete its stock offering and conversion, subject to final regulatory review from the Massachusetts Commissioner of Banks. Benjamin Franklin Bancorp also announced that it has received final regulatory approval of its planned acquisition of Chart Bank, a Cooperative Bank located in Waltham, Massachusetts.

     The closing of the conversion and the Chart Bank acquisition is expected to be effective following the close of business on April 4, 2005. Shares of the Company’s common stock are expected to begin trading Tuesday, April 5, 2005 on the Nasdaq National Market, under the symbol “BFBC”.

     Based upon the eligible subscription orders received in the offering, the Company expects to sell 5,577,419 shares of common stock at $10.00 per share in the conversion offering, including 301,171 shares to officers, directors, employees, their immediate family members and Ben Franklin’s existing 401(k) plan. The Company will also contribute 400,000 shares of common stock to the Benjamin Franklin Bank Charitable Foundation. Benjamin Franklin Bank’s Employee Stock Ownership Plan intends to purchase in the after market up to 478,194 shares of the Company’s common stock, which is 8% of the shares expected to be sold in the offering and issued to the Benjamin Franklin Bank Charitable Foundation.

     The aggregate consideration for the Chart Bank acquisition will be $21,477,250 in cash (net of amounts received by Chart Bank upon the exercise of stock options prior to the merger) and 2,503,050 shares of our common stock, assuming that the 77,000 Chart Bank options remaining outstanding as of March 30, 2005 are cashed out at the closing rather than being exercised by optionees prior to the closing.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENJAMIN FRANKLIN BANCORP, INC.

Dated: April 1, 2005	By:	/s/ Claire S. Bean Claire S. Bean Executive Vice President and Treasurer